Exhibit 23.1

Writer’s Direct Dial: +1 (212) 225-2864 Email: jkarpf@cgsh.com

March 6, 2023

Edison International
2244 Walnut Grove Avenue
Rosemead, California 91770

Ladies and Gentlemen:

We hereby consent to the filing of this consent as an exhibit to Edison International’s (the “Company”) Form 8-K dated March 6, 2023, and the use of our name under the caption “Material U.S. Federal Income Tax Considerations” in the prospectus dated March 1, 2023 related to the Company’s 8.125% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2053. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By: /s/ Jeffrey D. Karpf

Jeffrey D. Karpf, a Partner